EXHIBIT 4.1

THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS.

CORMEDIX INC.

Form of Senior Convertible Promissory Note

due ___________, 2013

BRN No._______	$______________
Dated: _____________, 2012

For value received, CORMEDIX INC., a Delaware corporation (together with all of its current and/or future direct and/or indirect subsidiaries, collectively the “Maker”), hereby promises to pay to the order of _______________________ (together with its successors and representatives, the “Holder”), in accordance with the terms hereinafter provided, the principal amount of ________________________ ($______________) (the “Principal”), together with interest thereon. Pursuant to the Subscription Agreement (as defined in Section 2.1 hereof), the Maker has issued, is issuing or may in the future issue separate senior convertible promissory notes in substantially the same form as this Note (the “Other Notes” and collectively with this Note, the “Notes”) to separate purchasers (“Other Holders” and collectively with the Holder, the “Holders”).

Except as otherwise set forth herein, all payments under or pursuant to this Note shall be made in United States Dollars in immediately available funds to the Holder at the address of the Holder designated by the Holder in the Subscription Agreement or at such other place or by wire transfer of funds to the Holder’s account as the Holder may designate from time to time in writing to the Maker pursuant thereto. The outstanding Principal of this Note shall be due and payable on ________, 2013 (the “Maturity Date”) or at such earlier time as provided herein.

ARTICLE 1

1.1	Definitions. Capitalized terms used herein and not defined shall have the meanings set forth in the Subscription Agreement. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with another Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote ten percent (10%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Business Day” means any day other than (a) a Saturday or Sunday and (b) any day on which banks are required or permitted to be closed in New York, New York.

“Closing Price” means, for any particular Trading Day, the price determined by the first of the following clauses which applies: (i) the last trading price per share of the Common Stock on such date on the principal Trading Market on which the Common Stock is then listed or eligible for quotation, or if there is no such price on such date, then the last trading price on such Trading Market on the nearest Trading Day preceding such date, as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time) or (ii) if the Common Stock is not then publicly traded or eligible for quotation on a Trading Market, the fair market value of a share of Common Stock as determined by the Holder and reasonably acceptable to the Maker.

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“Daily VWAP” means, for any particular Trading Day, (i) the daily volume weighted average price of the Common Stock on such date on the principal Trading Market on which the Common Stock is then listed or eligible for quotation, or if there is no such price on such date, then the last daily volume weighted average price of the Common Stock on such Trading Market on the nearest Trading Day preceding such date as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (ii) if the Common Stock is not then listed or quoted on a Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by the OTC Markets Group (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (iii) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Maker.

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, current swap agreements, interest rate hedging agreements, interest rate swaps, or other financial products, (c) all capital lease obligations that exceed $100,000 in the aggregate in any fiscal year, (d) all obligations or liabilities secured by a lien or encumbrance on any asset of the Maker, irrespective of whether such obligation or liability is assumed, (e) all obligations for the deferred purchase price of assets, together with trade debt and other accounts payable that exceed $500,000 in the aggregate in any fiscal year, (f) all synthetic leases, (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other person, (h) trade debt and (i) endorsements for collection or deposit.

“Investment” means, with respect to any Person, all investments in any other Person, whether by way of extension of credit, loan, advance, purchase of stock or other ownership interest (other than ownership interests in such Person), bonds, notes, debentures or other securities, or otherwise, and whether existing on the Issuance Date or thereafter made, but such term shall not include the cash surrender value of life insurance policies on the lives of officers or employees, excluding amounts due from customers for services or products delivered or sold in the ordinary course of business.

“Material Adverse Effect” means any material adverse effect on the business, operations, properties, or financial condition of the Maker and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Maker to perform any of its obligations under this Note or any of the Transaction Documents (as defined herein) in any material respect.

“Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act of 1933, as amended, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Trading Day” means (a) a day on which the Common Stock is traded on a Trading Market, or (b) if the Common Stock is not traded on a Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a) or (b) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Trading Market” means the OTC Bulletin Board, the OTC Markets Group, Pink Sheets, LLC, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, or the New York Stock Exchange MKT, or any successor thereto as the case may be.

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ARTICLE 2

2.1           Subscription Agreement. This Note has been executed and delivered pursuant to the Subscription Agreement (the “Subscription Agreement”) attached as Exhibit A to the Maker’s Confidential Private Placement Memorandum, dated as of August 20, 2012 (the “Memorandum”).

2.2           Interest. Beginning on the issuance date of this Note (the “Issuance Date”), the outstanding Principal of this Note shall bear interest, in arrears, at a rate per annum equal to nine (9%), payable quarterly on September 30, December 31, March 31 and June 30 of each year (each, an “Interest Payment Date”) commencing December 31, 2012, or earlier upon conversion, redemption or prepayment of this Note, pursuant hereto. Interest on this Note shall accrue commencing on the Issuance Date, shall accrue daily at the Interest Rate on the then outstanding Principal and shall be computed on the basis of a 360-day year of twelve (12) 30-day months. Furthermore, upon the occurrence of an Event of Default (as defined in Section 3.1 hereof), the Maker will pay interest to the Holder, payable on demand, on the then Principal and unpaid interest on the Note from the date of the Event of Default until such Event of Default is cured at the rate of the lesser of eighteen percent (18%) and the maximum applicable legal rate per annum.

2.3           Payment of Principal; No Prepayment. The Principal hereof shall be paid in full on the Maturity Date or, if earlier, upon acceleration or redemption of this Note in accordance with the terms hereof. Any amount of the Principal repaid hereunder may not be reborrowed. Except as set forth in Section 5.1 and/or the Memorandum, the Maker may not prepay any portion of the Principal of this Note without the express prior written consent of the Holder, which may be withheld in the Holder’s sole and absolute discretion. Notwithstanding the above in this Section 2.3, at the Holder’s option, the Holder may elect to receive Conversion Shares (as defined in Section 2.8 hereof) in lieu of cash on the Maturity Date by delivering a written notice to the Maker at least five (5) Trading Days days prior to the Maturity Date pursuant to Section 4.1(a). Any limitation on the Conversion of this Note described in Sections 4.4(a) and (b) below shall not apply with respect to a conversion described in this Section 2.3.

2.4           Payment on Non-Business Days. Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due on the next succeeding Business Day and such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

2.5           Transfer. This Note may be transferred, pledged, hypothecated, or sold, subject only to any limitations of federal and state securities laws, or pledged, hypothecated or otherwise granted as security by the Holder.

2.6           Replacement. Upon receipt of a duly executed, notarized written statement from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof), or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Maker shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

2.7           Senior Status of Note. The obligations of the Maker under this Note (including, but not limited to, the repayment of the Principal and the payment of accrued but unpaid interest) shall rank senior to all other Indebtedness of the Maker.

2.8           Registration Rights. The Holder shall have registration rights with respect to the shares (the “Conversion Shares”) of the Maker’s common stock, par value $0.001 per share (the “Common Stock”), issuable upon conversion of this Note set forth in the Registration Rights Agreement by and between the Maker, the Holder and the Other Holders (the “Registration Agreement”).

ARTICLE 3

3.1           Events of Default. The occurrence of any of the following events shall be an “Event of Default” under this Note:

(a)          any default in the payment of (i) the Principal hereunder or under any Other Note when due, or (ii) interest on, or liquidated damages in respect of, this Note or any Other Note, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise);

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(b)          the Maker shall fail to observe or perform any material covenant, condition or agreement not otherwise covered by liquidated damages or similar penalty contained in this Note, all Other Notes, the Registration Agreement, the Subscription Agreement and the Warrants (as defined in the Subscription Agreement), (collectively, the “Transaction Documents”), which failure is not cured, if possible to cure, within thirty (30) Business Days after notice of such default sent by the Holder or by any Other Holder, provided, however, that such failure shall only become effective as an Event of Default on the date that the Maker receives written notice from Holders of at least 50.1% of the then outstanding Principal of the Notes agreeing to declare an Event of Default;

(c)          the failure of the Common Stock to be listed and/or eligible for quotation on at least one (1) Trading Market;

(d)          except pursuant to Section 4.4 hereof, the failure by the Maker at any time to deliver Conversion Shares no later than five (5) Business Days following the delivery by the Holder (or any Other Holder), of a Conversion Notice (as defined herein), which Conversion Shares shall be unlegended if a legend shall not be required thereon by SEC rules and regulations, provided, however, that such failure shall only become effective as an Event of Default on the date that the Maker receives written notice from Holders of at least 50.1% of the then outstanding Principal of the Notes agreeing to declare an Event of Default;

(e)          at any time following the Issuance Date, the Maker shall fail to have a sufficient number of shares of Common Stock authorized, reserved and available for issuance to satisfy the potential conversion in full (disregarding for this purpose any and all limitations of any kind on such conversion) of this Note and each Other Note and exercise of all the Warrants;

(f)          any material representation or warranty made by the Maker herein or in any of the Transaction Documents shall prove to have been false or incorrect or breached in a material respect on the date as of which made;

(g)          the Maker shall, or shall announce an intention to, consider, pursue or consummate a Change of Control (as defined below), or a Change of Control shall be consummated, or Maker shall negotiate, consider, propose or enter into any agreement, understanding or arrangement with respect to any Change of Control. A “Change of Control” shall mean:

(i)          the consolidation, merger or other business combination of the Maker with or into another Person (other than (A) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Maker, or (B) a consolidation, merger or other business combination in which holders of the Maker’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities);

(ii)         the sale, transfer disposition or exclusive license of more than fifty percent (50%) of the Maker’s intellectual property or assets (based on the fair market value as determined in good faith by the Holders) other than inventory in the ordinary course of business in one or a related series of transactions; except for any such transaction described in this clause (ii) that has been approved by a majority of the non-employee directors of the Board of Directors of the Maker (the “Board” or the “Board of Directors”);

(iii)        closing of a purchase, tender or exchange offer made to the holders of more than fifty percent (50%) of the outstanding shares of Common Stock in which more than fifty percent (50%) of the outstanding shares of Common Stock were tendered and accepted; or

(iv)        a majority of the current Board of Directors of the Maker shall no longer constitute a majority.

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(h)          the Maker shall (A) default in any payment of any amount or amounts of principal of or interest on any Indebtedness incurred after the date hereof (other than the Indebtedness hereunder or under the Other Notes) the aggregate Principal of which Indebtedness is in excess of $100,000 or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness incurred after the date hereof or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness to cause with the giving of notice if required, such Indebtedness to become due prior to its stated maturity;

(i)          the Maker shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same, or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing;

(j)          a proceeding or case shall be commenced in respect of the Maker, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Maker or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of thirty (30) days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Maker or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Maker or any of its Subsidiaries and shall continue undismissed, or unstayed and in effect for a period of sixty (60) days;

(k)          the failure of the Maker to instruct its transfer agent to remove any legends from shares of Common Stock eligible to be sold under Rule 144 and issue such unlegended certificates to the Holder within five (5) Business Days of the Holder’s request so long as the Holder has provided reasonable assurances to the Maker that such shares of Common Stock can be sold pursuant to Rule 144, provided, however, that such failure shall only become effective as an Event of Default on the date that the Maker receives written notice from Holders of at least 50.1% of the then outstanding Principal of the Notes agreeing to declare an Event of Default;

(l)          the failure of the Maker to pay the Prepayment Price on this Note on the Payment Date in the Voluntary Prepayment pursuant to Section 5.2;

(m)        the occurrence of an Event of Default under any of the Other Notes;

(n)         at any time following the Issuance Date, the Maker shall be unable for any reason to deliver shares of Common Stock upon conversion of this Note at the election of Holder pursuant to the terms hereof; or

(o)         the occurrence of a Material Adverse Effect in respect of the Maker.

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3.2           Remedies Upon An Event of Default. If an Event of Default shall have occurred and shall be continuing, the Holder of this Note may at any time at its option declare the entire unpaid principal balance of this Note, together with all interest accrued hereon, due and payable, and thereupon, the same shall be accelerated and so due and payable, without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Maker; provided, however , that upon the occurrence of an Event of Default described above, the Holder, in its sole and absolute discretion, may (i) demand that the Principal of this Note then outstanding and all accrued and unpaid interest thereon shall be converted into shares of Common Stock at the Conversion Price per share on the Trading Day immediately preceding the date the Holder demands conversion pursuant to this clause, or (ii) exercise or otherwise enforce any one or more of the Holder’s rights, powers, privileges, remedies and interests under this Note, the Subscription Agreement, the other Transaction Documents or applicable law; provided; further, that upon the occurrence of an Event of Default described in clauses (j) or (k) of Section 3.1, the entire unpaid principal balance of this Note, together with all interest accrued hereon, shall automatically become due and payable, and thereupon, the same shall be accelerated and so due and payable, without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Maker. No course of delay on the part of the Holder shall operate as a waiver thereof or otherwise prejudice the right of the Holder. No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

ARTICLE 4

4.1          Conversion.

(a)          Voluntary Conversion. At any time and from time to time on or after the Issuance Date, this Note shall be convertible (in whole or in part), at the option of the Holder, into such number of Conversion Shares as is determined by dividing (i) that portion of the then outstanding Principal that the Holder elects to convert by (ii) the Conversion Price (as defined in Section 4.2 hereof) then in effect on the date on which the Holder submits a notice of conversion (the “Conversion Notice”), a form of which is attached hereto as Exhibit A (the “Voluntary Conversion Date”), by any of the means of notice provided for in the Subscription Agreement. The Holder shall deliver this Note to the Maker at the address designated in the Subscription Agreement at such time that this Note is fully converted. With respect to partial conversions of this Note, the Maker shall keep written records of the amount of this Note converted as of each Conversion Date. The Maker shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Maker shall round such fraction of a share of Common Stock up to the nearest whole share. On any such Voluntary Conversion Date, Maker shall also pay Holder an amount in immediately available funds equal to the then accrued and unpaid interest on the portion of the then outstanding Principal that the Holder has elected to convert.

(b)          Mandatory Conversion. The Maker shall have no direct and/or indirect right to force and/or require a conversion of all or any portion of the outstanding Principal of this Note or the Others Notes, other than as expressly provided in this Section 4.1(b). Notwithstanding the first sentence of this Section 4.1(b), as long as the Note has not been paid in full or converted in full, if (i) either (A) a registration statement covering the resale of all of the Conversion Shares issuable upon full conversion of this Note and all Other Notes is effective under the Securities Act (and the Maker has no reason to believe it will not stay effective without interruption for the foreseeable future), or (B) such Conversion Shares are eligible for sale under Rule 144 without any limitations and/or restrictions, including, but not limited to, volume or manner-of-sale restrictions or current public information requirements, as demonstrated by a legal opinion of the Maker’s counsel addressed to the affected Holders and the Maker’s transfer agent and such transfer agent accepts such legal opinion (and the Maker has no reason to believe sales of such Conversion Shares under Rule 144 without any limitations and/or restrictions will not continue to be permitted without interruption for the foreseeable future), and (ii) (A) the Daily VWAP, as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time), for the ten (10) consecutive Trading Days with the last Trading Day being the Trading Day immediately prior to the Trading Day that the Notice of Mandatory Conversion (as defined herein), is actually sent to Holders is equal to or greater than the then Conversion Price multiplied by 120%; and (B) the dollar value of the average daily trading volume, as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time), for each Trading Day in such ten (10) consecutive Trading Day period is not less than $100,000 (with each purchase and sale of a share of Common Stock counted as one (1) share of Common Stock traded) on the principal Trading Market, then the Maker shall have the right to convert (a “Mandatory Conversion”) all then outstanding Principal on this Note and the Other Notes into Conversion Shares by providing the Holder and the Other Holders with twenty (20) Trading Days prior written notice (“Notice of Mandatory Conversion”) of such Mandatory Conversion pursuant to this Section 4.1(b), provided, however, that notwithstanding anything to the contrary provided herein or elsewhere, if, at any time prior to the Trading Day that the Mandatory Conversion is to occur (a “Mandatory Conversion Date”), as set forth in the Notice of Mandatory Conversion sent to Holders relating such particular Mandatory Conversion, any of the conditions of (i) or (ii) of this Section 4.1(b) are not met for each Trading Day during the ten (10) consecutive Trading Day period with the last Trading Day being the Trading Day immediately prior to such Mandatory Conversion Date, then the Notice of Mandatory Conversion shall be null and void, ab initio, and no Mandatory Conversion shall occur.

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4.2          Conversion Price. The term “Conversion Price” shall mean $0.35 per share of Common Stock, subject to adjustment under Section 4.5 hereof.

4.3          Mechanics of Conversion.

(a)          Delivery of Certificate Upon Conversion. Not later than five (5) Trading Days after each Voluntary Conversion Date or a Mandatory Conversion Date (the “Share Delivery Date”), the Maker shall deliver, or cause to be delivered, to the converting Holder (i) a certificate or certificates representing the Conversion Shares which, on or after the six (6) month anniversary of the Issuance Date, unless Rule 144 is not then available for the sale of such shares, will be unlegended and will represent the number of Conversion Shares being acquired upon the conversion of the Principal being converted, and (ii) by bank check, or by wire transfer if the Holder has designated the Holder’s account to the Maker, in immediately available funds, the dollar amount of accrued and unpaid interest. On or after the six (6) month anniversary of the Issuance Date, upon request of a Holder in a Conversion Notice, the Maker shall, if permitted by applicable law, deliver any certificate or certificates required to be delivered by the Maker under this Section 4.3 electronically through the Depository Trust Company (“DTC”) (or another established clearing corporation performing similar functions) to the DTC account of the Holder via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice.

(b)          Partial Liquidated Damages. The Maker understands that a delay in the delivery of Conversion Shares beyond the Share Delivery Date could result in economic loss to the Holder. If the Maker fails to deliver to the Holder such shares by the Delivery Date, the Maker shall pay to such Holder, in cash, an amount per Trading Day for each Trading Day until such shares are delivered, together with interest on such amount at a rate of fifteen (15%) percent per annum, accruing until such amount and any accrued interest thereon is paid in full, equal to the greater of (i) (A) one (1%) percent of the aggregate Principal of the Notes requested to be converted for each of the first five (5) Trading Days after the Delivery Date, and (B) 2% of the aggregate Principal of the Notes requested to be converted for each Trading Day thereafter, and (ii) $2,000 per day (which amount shall be paid as partial liquidated damages and not as a penalty), provided that the Company shall not be liable for more than five (5%) percent of the then outstanding Principal. Nothing herein shall limit a Holder’s right to pursue actual damages for the Maker’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief). Notwithstanding anything to the contrary contained herein, the Holder shall be entitled to withdraw a Conversion Notice, and upon such withdrawal the Maker shall only be obligated to pay the liquidated damages accrued in accordance with this Section 4.3(b) through the date the Conversion Notice is withdrawn.

(c)          Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Maker fails to cause its transfer agent to deliver the shares of Common Stock issuable upon conversion of this Note on or before the Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon conversion of this Note which the Holder anticipated receiving upon such exercise (a “Buy-In” ), then the Maker shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of this Note that the Maker was required to deliver to the Holder in connection with such conversion times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Note and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Maker timely complied with its conversion and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Maker shall be required to pay the Holder $1,000. The Holder shall provide the Maker written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Maker. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Maker’s failure to timely deliver shares of Common Stock upon conversion of this Note as required pursuant to the terms hereof.

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(d)          Issue Taxes. The Maker shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of this Note pursuant thereto.

(e)          Closing of Books. The Maker will not close its stockholder books or records in any manner which prevents the timely conversion of this Note by the Holder, pursuant to the terms hereof.

4.4          Limitations on Conversion.

(a)          Notwithstanding anything to the contrary set forth in Section 4.1 of this Note, at no time may the Maker issue to Holder shares of Common Stock or the Holder convert all or a portion of this Note into shares of Common Stock if the number of shares of Common Stock to be issued pursuant to such issuance or conversion would exceed, when aggregated with all other shares of Common Stock owned by the Holder at such time and all shares of Common Stock that the Holder is then the beneficial owner of (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder), the number of shares of Common Stock that would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.999% of all of the Common Stock outstanding at such time; provided, however, that upon the Holder providing the Maker with sixty-one (61) days notice (pursuant to Section 6.2 hereof) (the “4.999% Waiver Notice”) that the Holder would like to waive this Section 4.4(a) with regard to any or all shares of Common Stock issuable in respect of this Note, this Section 4.4(a) will be of no force or effect with regard to all or a portion of the Note referenced in the 4.999% Waiver Notice.

(b)          Notwithstanding anything to the contrary set forth in Section 4.1 of this Note, at no time may the Maker issue to Holder shares of Common Stock or the Holder convert all or a portion of this Note into shares of Common Stock if the number of shares of Common Stock to be issued pursuant to such issuance or conversion, when aggregated with all other shares of Common Stock owned by the Holder at such time and all shares of Common Stock that the Holder is then the beneficial holder of (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder), would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock outstanding at such time; provided, however, that upon the Holder providing the Maker with with sixty-one (61) days notice (pursuant to Section 6.2 hereof) (the “9.999% Waiver Notice”)that the Holder would like to waive this Section 4.4(b) with regard to any or all shares of Common Stock issuable in respect of this Note, this Section 4.4(b) will be of no force or effect with regard to all or a portion of the Note referenced in the 9.999% Waiver Notice.

(c)          Notwithstanding anything to the contrary set forth in this Note, the Maker shall not be obligated to issue any shares of Common Stock upon conversion of this Note or otherwise pursuant to the terms of this Note if the issuance of such shares of Common Stock (taken together with the issuance of all other shares of Common Stock upon conversion of the Other Notes or exercise of the Warrants or otherwise pursuant to the terms of the Notes, or the Warrants) would exceed the aggregate number of shares of Common Stock which the Maker may issue upon exercise or conversion (as the case may be) of the Warrants and the Notes or otherwise pursuant to the respective terms thereof without breaching the Maker’s obligations under the rules or regulations of the Trading Market (the number of shares which may be issued without violating such rules and regulations referred to herein as the “Exchange Cap”), except that such limitation shall not apply in the event that the Maker (A) obtains the approval of its stockholders as required by the applicable rules of the Trading Market for issuances of shares of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Maker that such approval is not required, which opinion shall be reasonably satisfactory to the Holder, provided that the Maker shall promptly, and in any event within four (4) months from the date of the Conversion Notice, obtain either (A) or (B). In the event that on the date four (4) months from the date of the Conversion Notice (the “Exchange Cap Deadline”), the Maker is prohibited from issuing any shares of Common Stock pursuant to this Section 4.4(c) (the “Exchange Cap Shares”), the Maker shall pay to the Holder, as partial liquidated damages and not as a penalty, the dollar amount due in accordance with the provisions of Section 4.3(c) commencing on the Exchange Cap Deadline until the date the Exchange Cap Shares are delivered pursuant hereto.

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4.5           Adjustment of Conversion Price. Until the Note has been paid in full or converted in full, the Conversion Price shall be subject to adjustment from time to time as follows (but shall not be increased, other than pursuant to Section 4.5(a) hereof):

(a)          Adjustments for Stock Splits and Combinations. If the Maker shall at any time or from time to time after the Issuance Date effect a stock split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Maker shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section 4.5(a) shall be effective at the close of business on the date the stock split or combination occurs.

(b)          Adjustments for Certain Dividends and Distributions. If the Maker shall at any time or from time to time after the Issuance Date make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(i)          the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(ii)         the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(c)          Adjustment for Other Dividends and Distributions. If the Maker shall at any time or from time to time after the Issuance Date make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of this Note shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Maker or other issuer (as applicable) or other property that they would have received had this Note been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period) or assets, giving application to all adjustments called for during such period under this Section 4.5(c) with respect to the rights of the holders of this Note and the Other Notes; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

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(d)          Adjustments for Reclassification, Exchange or Substitution. If the Common Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares or other securities of any class or classes of stock or other property, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Section 4.5(a), Section 4.5(b), and Section 4.5(c), or a reorganization, merger, consolidation, or sale of assets provided for in Section 4.5(e)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder shall have the right thereafter to convert this Note into the kind and amount of shares of stock or other securities or other property receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Note might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(e)          Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. In case of any reorganization of the Maker (or any other corporation the stock or other securities of which are at the time receivable on the conversion of this Note) after the Issuance Date, or in case, after such date, the Maker (or any such other corporation) shall consolidate with or merge into another corporation or entity or convey all or substantially all its assets to another corporation or entity (any such reorganization or other event hereafter being referred to as a “Reorganization”), then and in each such case this Note, upon conversion, as and at any time after the consummation of such Reorganization, shall be converted into, in lieu of the stock or other securities and property into which this Note would have been convertible prior to such Reorganization, such stock or other securities or property to which this Note would have converted if this Note had been converted immediately prior to any such Reorganization, subject to further adjustment as provided in Section 4.5(a), Section 4.5(b), Section 4.5(c) and Section 4.5(c) in each such case.

(f)          Record Date. In case the Maker shall take record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(g)          No Impairment. The Maker shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Maker, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4.5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder against impairment.

(h)          Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of this Note pursuant to this Section 4.5, the Maker, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Maker shall, upon written request of the Holder, at any time, furnish or cause to be furnished to the Holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of this Note.

(i)          No Rights as Shareholder. Nothing contained in this Note shall be construed as conferring upon the Holder, prior to the conversion of this Note, the right to vote or to receive dividends or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of the Maker or of any other matter, or any other rights as a shareholder of the Maker.

(j)          Reservation of Common Stock. On and after the Issuance Date, the Maker shall at all times when this Note shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the Conversion of this Note, and the Other Notes and exercise of the Warrants; provided that the number of shares of Common Stock so reserved shall at no time be after the Issuance Date less than one hundred percent (100%) of the number of shares of Common Stock for which this Note, the Other Notes and the Warrants are at any time convertible or exercisable (disregarding for this purpose any and all limitations of any kind on such conversion or exercise). The Maker shall, from time to time in accordance with the Delaware General Corporation Law, increase the authorized number of shares of Common Stock or take other effective action if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Maker’s obligations under this Section 4.5(j).

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ARTICLE 5

5.1           Prepayment. Notwithstanding the provisions of Section 2.3 of this Note, at any time after the Issuance Date, upon ten (10) Business Days written notice to the Holders and during which ten (10) day period the Holders shall have the right to convert the Note into Conversion Shares pursuant to Section 4.1(a) of this Note, the Maker at its option, shall have the right to prepay all (but not less than all) of the outstanding Principal and accrued but unpaid interest on this Note and all Other Notes then outstanding (the “Voluntary Prepayment”) by delivering to the Holder of this Note and to each Other Holder of the Other Notes then outstanding the applicable Prepayment Price (as defined below) for this Note and each such Other Note. The prepayment price (the “Prepayment Price”) shall equal, for this Note and each Other Note, the product of (i) (A) the outstanding Principal being prepaid plus (B) all accrued but unpaid interest through and including the date prior to the date the Prepayment Price is paid, multiplied by (ii) 120%. Notwithstanding the above in this Section 5.1, the Maker’s right to prepay hereunder shall not apply to any portion of this Note that is not convertible on the date of such prepayment notice as a result of the 9.999% conversion limitation described in Section 4.4(b) above. For example, if (AA) this Note then permits the Holder to acquire one hundred (100) Conversion Shares, (BB) the Maker delivers a written notice to the Holder of the Maker’s intent to prepay the Note and Other Notes in full, and (CC) due to a 9.999% conversion limitation on the conversion of this Note that is then in effect, this Note can only be converted into 25 Conversion Shares on the date of such notice, then Maker’s right to prepay this Note shall only apply to the outstanding Principal (and any accrued but unpaid interest thereof) relating to such 25 Conversion Shares.

5.2           Payment of Prepayment Price. If the Maker shall elect to prepay this Note and the Other Notes pursuant to Section 5.1, the Maker shall pay the Prepayment Price to the Holder within fifteen (15) Business Days of the date a Holder has received actual written notice of the Maker’s intent to prepay (the “Payment Date”). If the Maker shall fail to pay the applicable Prepayment Price to the Holder on the Payment Date (including as a result of a dispute as to the determination of the calculation of the Prepayment Price), in addition to any remedy the Holder may have under this Note, such unpaid amount shall bear interest at the rate of two percent (2%) per month (prorated for partial months) until paid in full.

ARTICLE 6

6.1           Equal Treatment of Holders. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents or in consideration of the exchange, redemption or repurchase of any of the Maker’s securities unless the same consideration is also offered to all of the parties to the Transaction Documents. For clarification purposes, this provision constitutes a separate right granted to each Holder by the Maker and negotiated separately by each Holder, and is intended for the Maker to treat the Holders as a class and shall not in any way be construed as the Holders acting in concert or as a group with respect to the purchase, disposition or voting of any of the Maker’s securities or otherwise. This provision shall not restrict any individual Holder from exercising its rights under the Transaction Documents independently of any other Holder.

6.2           Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery, telecopy or facsimile at the address or number designated in the Subscription Agreement (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received) or (b) on the second Business Day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The Maker will give written notice to the Holder at least ten (10) days prior to the date on which the Maker takes a record (x) with respect to any dividend or distribution upon the Common Stock, (y) with respect to any pro rata subscription offer to holders of Common Stock or (z) for determining rights to vote with respect to any Change of Control, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Maker will also give written notice to the Holder at least ten (10) days prior to the date on which any Change of Control, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to the Holder prior to such information being made known to the public. The Maker shall promptly notify the Holder of this Note of any notices sent or received, or any actions taken with respect to the Other Notes.

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6.3           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. The Maker and the Holder hereby expressly and irrevocably agree that this Note shall be governed by and construed solely and exclusively in accordance with the laws of the State of New York without regard to the conflicts of laws principles thereof. The Maker and the Holder hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this instrument or the consummation of the transactions contemplated hereby, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the Maker and the Holder hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their respective agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The Maker and the Holder waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. THE MAKER AND THE HOLDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE MAKER OR THE HOLDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE HOLDER’S PURCHASING THIS NOTE.

6.4           Headings. Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

6.5           Entire Agreement. Other than any other Transaction Documents, this Note sets forth the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

6.6           No Strict Construction. The language used in this Note will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

6.7           Further Assurances. Each party hereto will execute all documents and take such other actions as the other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Note.

6.8           Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Note and the Holder’s successor, assigns and transferees, any rights or remedies under or by reason of this Note.

6.9           Severability. If any provision of this Note is, for any reason, invalid or unenforceable, the remaining provisions of this Note will nevertheless be valid and enforceable and will remain in full force and effect. Any provision of this Note that is held invalid or unenforceable by a court of competent jurisdiction will be deemed modified to the extent necessary to make it valid and enforceable and as so modified will remain in full force and effect.

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6.10         Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Maker to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Maker (or the performance thereof). The Maker acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Holder and that the remedy at law for any such breach may be inadequate. Therefore the Maker agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available rights and remedies, at law or in equity, to seek and obtain such equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of showing economic loss and without any bond or other security being required. THE MAKER ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION, AND TO THE EXTENT ALLOWED BY APPLICABLE LAW, HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE TO USE.

6.11         Enforcement Expenses. The Maker agrees to pay all costs and expenses of enforcement of this Note, including, without limitation, reasonable attorneys’ fees and expenses.

6.12         Binding Effect. The obligations of the Maker and the Holder set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms hereof.

6.13         Amendments; Waivers. Amendments, waivers and modifications to this Note and the Other Notes shall require the written consent of Holders of at least 66 2/3% of the then outstanding Principal of the Notes.

6.14         Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

6.15         Maker Waivers. Except as otherwise specifically provided herein, the Maker and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive presentment, demand, notice of nonpayment, protest and all other demands’ and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

6.16         No Inconsistent Agreements. Neither of the parties hereto will hereafter enter into any agreement which is inconsistent with the rights granted to the Holder of this Note and/or in any other Transaction Document.

6.17         Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Maker to the Holder and thus refunded to the Maker.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed by its duly authorized officer as of the date first above indicated.

CORMEDIX, INC.

Date:	By:
Name:
Title:

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EXHIBIT A

FORM OF

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby elects to convert $ ________________ of the Principal of the above BRN No.___ into shares of Common Stock of CorMedix Inc. (the “Maker”) according to the conditions hereof, as of the date written below.

Date of Conversion

Applicable Conversion Price

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of

Conversion: _________________________

Signature
[Name]

Address:

Tax ID of above Named:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address (if different than above) or electronically through the Depository Trust Company (“DTC”) to the DTC account specified below:

Name:

Address:

Tax ID of above Named:

or

DTC Instructions

______________ Bank

DTC: ______________

DTC Agent ID# _______________

Broker: ______________________

Custody Account: _______________

A-1